DIRECTOR’S RESIGNATION

TO:

Punchline Entertainment, Inc. (the “Corporation”)

I hereby resign as a director of the above Corporation effective the date indicated below.

DATED:  August 17, 2009

_/s/ Nikolai Malitski________

Nikolai Malitski

9911 24th Drive S.E.

Everett, WA  98208

USA